Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES APPOINTS

SHELI ROSENBERG TO BOARD OF DIRECTORS

CHICAGO, IL (April 13, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced Sheli Z. Rosenberg has joined GGP’s Board of Directors.  She will serve on GGP’s Capital Committee.

Ms. Rosenberg is the former president, chief executive officer and vice chairwoman of Equity Group Investments, L.L.C., a privately held real estate investment firm and has been an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Business since 2003.   Ms. Rosenberg currently serves as a director of CVS Caremark Corporation, the nation’s largest pharmacy chain, Nanosphere, Inc., a nanotechnology-based healthcare company, Equity LifeStyle Properties, Inc., an owner and operator of high-quality resort communities, and Ventas, Inc., one of the nation’s leading healthcare real estate investment trusts.  Ms Rosenberg is also a trustee at Equity Residential, the largest publicly traded owner, operator and developer of multi-family housing in the United States.

“We are very pleased to announce Sheli’s appointment to GGP’s Board of Directors,” said Adam Metz, chief executive officer of GGP.  “Sheli’s vast real estate experience and broad business knowledge make her a great asset to GGP.  As we continue to position the Company for a successful future, we look forward to Sheli’s insights and expertise.”

Ms. Rosenberg joined Equity Group Investments, Inc. in 1980 as general counsel, rising to become its chief executive officer, president and vice chairwoman when she departed the company in 2003.  Over the course of her career, Ms. Rosenberg has been instrumental in the structuring and management of six investment funds with assets totaling more than $2 billion, acquisitions and dispositions of more than $10 billion in assets and the initial public offerings of seven New York Stock Exchange companies.  Prior to joining EGI, she was a managing partner of Schiff Hardin & Waite, specializing in real estate, finance and corporate law.  She is a co-founder and president of the initiative for the new Center for Executive Women at the J.L. Kellogg Graduate School of Business.  Ms. Rosenberg graduated from Tufts University and Northwestern University School of Law.

The appointment of Ms. Rosenberg, an independent director, brings the number of directors of GGP to 10.

ABOUT GGP

GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

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CONTACT: David Keating, Corporate Communications, (312) 960-6325, david.keating@ggp.com